Exhibit 10.33

DOMTAR INC.

EXECUTIVE STOCK OPTION

AND

SHARE PURCHASE PLAN

The Executive Stock Option and Share Purchase Plan of Domtar Inc. was adopted by the Board of Directors on November 5, 1987 and ratified by the shareholders on April 27, 1988. The Plan was subsequently amended on March 16, 1993, July 24, 1996, March 11, 1999, February 28, 2002 and February 27, 2003.

The provisions of the Plan and the rules adopted pursuant to Section 3.1 of the Plan govern the interpretation and administration of the Plan.

This booklet contains the Plan text, and the Rules and Forms for use in connection with the Plan.

(Includes all amendments - May 2003)

DOMTAR INC.

EXECUTIVE STOCK OPTION

AND

SHARE PURCHASE PLAN

1. DEFINITIONS

The following words and phrases shall have the following meanings unless there be something in the context inconsistent therewith:

“Board” shall mean the Board of Directors of the Corporation as the same may be constituted from time to time.

“Bonus Shares” shall mean Shares reserved for issuance on the Third Anniversary Date, or such other date as the Committee may determine, to certain Participants in accordance with the terms of the Plan and as described more fully in Subsection 6.4.1.

“Committee” shall mean the Human Resources Committee (formerly the Executive Management and Compensation Committee) of the Board as the same may be constituted from time to time.

“Corporation” shall mean Domtar Inc.

“Eligible Executive” shall have the meaning ascribed thereto in Section 2.

“Loan” shall mean the particular loan incurred by a Loan Participant (other than a Senior Executive) pursuant to Section 7 in respect of the exercise of a Right.

“Loans” shall mean the aggregate at any time of all Loans incurred by a Loan Participant (other than a Senior Executive) in respect of the exercise of Rights.

“Loan Participant” shall mean a Participant (other than a Senior Executive) who has exercised a Right and applied for a Loan from the Trustee pursuant to the provisions of the Plan.

“Market Value” shall mean the arithmetic average of the closing prices per share for a board lot of Shares traded on The Toronto Stock Exchange on the last trading day preceding the event and on which at least one board lot of Shares was traded on each such exchange.

“Option” shall mean, as the context requires, either the entire option to purchase Shares granted to a Participant pursuant to the Plan or the unexercised portion thereof.

“Participant” shall mean an Eligible Executive to whom an Option, a S.A.R. or a Right has been granted pursuant to the Plan.

“Plan” shall mean this Executive Stock Option and Share Purchase Plan.

“Purchase Contract” shall mean a non-transferable purchase contract entered into between a Senior Executive and the Corporation in connection with the exercise of Rights as contemplated in Section 6.1 of the Plan.

“Right” shall mean the right to purchase Shares of the Corporation granted to a Participant pursuant to the Plan.

“S.A.R.” shall mean, as the context requires, either the aggregate share appreciation rights granted to a Participant pursuant to the Plan or the unexercised portion thereof.

“S.A.R. Period” shall mean the period during which a S.A.R. may be exercised, being the period commencing on the third business day and ending on the twelfth business day following the dates of the release of the quarterly or annual financial statements of the Corporation.

“Senior Executive” shall mean an Eligible Executive who is also a member of the Corporation’s Management Committee, an Executive Officer as defined under the United States Securities Exchange Act of 1934, as amended, or such other person designated as a senior executive by the Committee from time to time.

“Shares” shall mean common shares of the capital stock of the Corporation as from time to time constituted.

“Specified Price” shall mean the Market Value on the day of the grant of an Option or Right, less such discount, if any, not exceeding the maximum permitted by regulatory authorities, which shall have been set by the Committee at the time of the grant.

“Subscription Price” shall mean an amount equal to the number of Shares in respect of which an Option, a S.A.R. or a Right is exercised multiplied by the Specified Price.

“Third Anniversary Date” shall mean the date which is 36 months after the date of grant of any Right, provided that such Right was exercised as prescribed in section 7 of the Rules.

“Trustee” shall mean such financial institution as is appointed Trustee under the Plan by the Committee, and any successor Trustee appointed by the Committee.

Words importing the masculine gender shall include the feminine gender.

2. PURPOSES OF THE PLAN

The purposes of the Plan are (i) to encourage the productivity of officers and full-time executives of the Corporation and its subsidiaries as well as of those corporations in which the Corporation or any of its subsidiaries holds at least 50% of the voting shares (“Eligible Executives”) in furthering the development, growth and profitability of the Corporation and to encourage participation of such Eligible Executives in the ownership of the Corporation, (ii) to contribute in providing such Eligible Executives with a total compensation and reward package that is comparable to industry practice and is tax effective, and (iii) to assist the Corporation in retaining and attracting executives with experience and ability.

3. ADMINISTRATION OF THE PLAN

3.1	The Plan is under the direction of the Committee which, in addition to the specific powers conferred upon it hereunder, has full and complete authority to interpret the Plan and, subject to Sections 11 and 12, to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable to meet the objectives of and to administer the Plan.

3.2	The Corporation shall pay all administrative costs of the Plan.

4. SHARES SUBJECT TO THE PLAN

The number of Shares that may be issued pursuant to the exercise of Options, S.A.R.s and Rights shall not exceed 16,000,000 Shares, subject to adjustment pursuant to Section 11. All Shares subject to Options, S.A.R.s and Rights that have expired, terminated or have been cancelled without having been exercised shall be available for any subsequent Options, S.A.R.s and Rights under the Plan.

5. OPTIONS

5.1 Grant of Options

The Committee, after considering the recommendation of the Chief Executive Officer of the Corporation, shall designate from among the Eligible Executives those to whom Options and S.A.R.s shall be granted, the number of Shares to be covered by each Option, the number of S.A.R.s, if any, to be allotted by virtue of each such Option, the period during which the same may be exercised and the other terms and conditions attaching thereto. Any Participant, at the time of the grant of an Option and S.A.R., may hold more than one Option. The grant of each Option and S.A.R. shall be evidenced by a letter from the Corporation addressed to the Participant setting forth the number of Shares covered by such Option, the Specified Price, the option period and any other terms and conditions attaching thereto, any financial assistance provided in respect thereof pursuant to Section 7 and the number of S.A.R.s included therewith.

5.2 Payment of Subscription Price

The Subscription Price for the Shares covered by an Option granted under this Plan shall be paid in full at the time of exercise of such Option.

5.3 Option Period

5.3.1

Subject to Section 5.4, each Option and each S.A.R., if any, shall be exercisable during a period established by the Committee provided that, unless otherwise determined by the Committee, this period shall commence not earlier than 12 months after the date of the grant in respect of the exercise of an Option and 24 months in respect of the exercise of a S.A.R. and shall expire no later than 10 years after the date of grant, provided further that unless otherwise determined by the Committee:

(a)	in the event of the retirement of the Participant, no further portions of the Options or S.A.R.s held by such Participant shall become exercisable, and any Options and S.A.R.s then exercisable by such Participant, shall terminate on the earlier of the termination date of the Option or S.A.R., as the case may be, first established by the Committee and three years after the date of the Participant’s retirement where the Participant is 60 years of age or older at the date of retirement and otherwise one year after the date of the Participant’s retirement, except, in either case, for the first Option and related S.A.R. allotted to the Participant which have not been fully exercised because of any limitations imposed by the Committee as to the rate of exercise pursuant to Subsection 5.4.1 or the commencement of the exercise period pursuant to the foregoing paragraph of this Subsection 5.3.1, in which event the Participant will be entitled to exercise such first Option and related S.A.R. up to 48 months from the date of the grant of the first Option and related S.A.R., and provided further that during such period the Participant shall not be restricted in the rate of exercise of the first Option and related S.A.R. by any limitations imposed by the Committee pursuant to Subsection 5.4.1;

(b)	in the event of the death of the Participant, no further portions of the Options or S.A.R.s held by such Participant shall become exercisable, and notwithstanding paragraph (a) of Subsection 5.3.1, any Options and related S.A.R.s then exercisable by such Participant, shall terminate 12 months after the date of the Participant’s death; and

(c)	in the event that the Participant ceases to be an Eligible Executive of the Corporation or its subsidiaries or of a corporation in which the Corporation or any of its subsidiaries holds at least 50% of the voting shares for any reason other than retirement or death, any Options and related S.A.R.s then held by such Participant shall terminate on the date on which the Participant ceases to be an Eligible Executive, subject to such exceptions as the Committee may at any time agree to upon the recommendation of the Chief Executive Officer of the Corporation.

5.3.2	Except as set forth in Subsection 5.3.1 and unless otherwise determined by the Committee, all rights under outstanding Options and related S.A.R.s not exercised at the termination date of the relevant Options and related S.A.R.s or for which the period during which it may be exercised has not commenced prior to the date of death or retirement of the Participant or the termination of his employment, shall be forfeited.

5.4 Exercise of Options and S.A.R.s

5.4.1	Subject to Section 5.3, each Option and S.A.R. related thereto shall be exercised in accordance with a rate or rates of exercise established by the Committee and in effect at the time of the grant thereof, provided that the exercise of a S.A.R. may occur only during the S.A.R. Period. With respect to Options granted on or after February 4, 2003, the rate or rates of exercise to be established by the Committee shall be linked to the performance of the Shares, such that Options granted on or after such date will vest incrementally only if the performance of the Share price between the date of grant and the relevant anniversary date of the grant is equal to or exceeds the average performance of an index to be determined by the Committee.

5.4.2	Options and S.A.R.s shall be exercised in accordance with the procedures to be established by the Committee from time to time.

5.5 Share Appreciation Rights

5.5.1	The exercise of S.A.R.s will entitle the Participant to a payment equal to the number of S.A.R.s exercised multiplied by the amount by which the Market Value on the day of the exercise exceeds the applicable Subscription Price.

5.5.2	Any payments resulting from the exercise of S.A.R.s will be subject to statutory deductions.

5.5.3	The Participant may request such payment in cash or in Shares (net of statutory deductions) valued at the Market Value thereof as of the time of exercise. The Committee shall have the sole discretion to determine which form of payment, or combinations thereof, to make.

5.5.4	Notwithstanding the foregoing provisions of this Section 5.5, in the event of any payment in Shares resulting from the exercise of S.A.R.s, the Specified Price shall be the Market Value on the day of the grant of the Option without allowance for any discount which may have been set by the Committee in respect of the grant thereof.

5.6 Options and S.A.R.s Non-Assignable

No Options or S.A.R.s or any interest therein shall be transferable or assignable by the Participant otherwise than by will or pursuant to the laws of succession and no Option or S.A.R. may be exercised by anyone other than the Participant or his legal representative during the life of the Participant.

6. RIGHTS

6.1 Grant of Rights

The Committee, after considering the recommendation of the Chief Executive Officer of the Corporation, shall designate from among the Eligible Executives those to whom Rights shall be granted, the number of Shares to be allotted to each of them by virtue of each such Right, the Specified Price and the other terms and conditions attaching thereto. Notice of such grant shall be forthwith given to the respective Eligible Executives setting forth the number of Shares covered by such Rights, the Specified Price and any other terms and conditions attaching thereto and any financial assistance provided in respect thereof pursuant to Section 7, provided that financial assistance in respect of the exercise of Rights shall not be available to Senior Executives on or after July 30, 2002. All Eligible Executives shall immediately and for a period of 30 days thereafter be entitled to accept such grant (or a portion thereof) and exercise the Rights granted thereby and any Eligible Executive (other than a Senior Executive) shall be entitled to apply for a Loan in respect of the number of Shares to be acquired. Senior Executives who exercise Rights granted to them shall have the option to immediately acquire and pay the Subscription Price for Shares covered by such Rights, or to enter into a non-transferable purchase contract (“Purchase Contract”) with the Corporation under which each Senior Executive shall irrevocably commit to purchase the number of Shares covered by such Rights within 10 years from the date the Purchase Contract is entered into. The Purchase Contract shall be subject to such terms and conditions as may be determined from time to time by the Committee.

6.2 Payment of Subscription Price

The Subscription Price for the Shares covered by a Right granted under this Plan shall be paid in full at the time of exercise of such Right, subject to the entering into of Purchase Contracts between the Corporation and Senior Executives in respect of the exercise of Rights by Senior Executives and the fulfilment by Senior Executives of their obligations pursuant to such contracts.

6.3 Exercise of Rights

Rights shall be exercised in accordance with the procedures to be established by the Committee from time to time.

6.4 Bonus Shares

6.4.1	Subject to Subsection 6.4.2, a Participant who has exercised a Right will receive from the Corporation on the Third Anniversary Date, or such other date as the Committee may determine, provided that the Participant still qualifies as an Eligible Executive on such date, one Bonus Share for every four Shares purchased by the Participant on the exercise of such Right and still beneficially owned by the Participant on the Third Anniversary Date or such other date as determined by the Committee.

6.4.2	A Senior Executive who has exercised a Right will receive from the Corporation on the Third Anniversary Date (or such other date as the

Committee may determine), provided that the Senior Executive still qualifies as an Eligible Executive on such date, one Bonus Share for (i) every four Shares purchased by the Senior Executive in connection with the exercise of such Right or the fulfilment of his obligations under the Purchase Contract and still beneficially owned by the Senior Executive on the Third Anniversary Date (or such other date as determined by the Committee), or (ii) every four Rights exercised where the Senior Executive has not, as of the Third Anniversary Date (or such other date as determined by the Committee) fulfilled his or her obligations under the Purchase Contract.

6.4.3	Bonus Shares issued under the Plan shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent that the Corporation would have received if the Bonus Shares had been issued for money.

6.5 Rights Non-Assignable

No Rights or any interest therein shall be transferable or assignable by the Participant other than by will pursuant to the laws of succession and no Right may be exercised by anyone other than the Participant or his legal representative during the life of the Participant.

7. FINANCIAL ASSISTANCE

7.1	The Committee shall make available to a Participant (other than a Senior Executive) at the time of the exercise of a Right, a Loan bearing interest at a rate to be determined from time to time by the Committee, in an amount within the limits established and subject to such other terms and conditions as may be determined by the Committee, for the purpose of paying the Subscription Price of the Shares in respect of which the Right is being exercised, as the case may be, provided that the Shares so subscribed for and the Certificate representing such Shares shall be pledged with and in favour of the Trustee as security for the repayment of such Loan until the Loan has been repaid entirely.

7.2	Each Loan made available to a Participant (other than a Senior Executive) at the time of the exercise of a Right shall be repaid by the Participant in accordance with the terms and conditions established by the Committee, provided that no Loan shall remain outstanding, in whole or in part, beyond the tenth anniversary of the date of grant of the Right relative to which a loan application has been submitted by the Participant.

7.3	Notwithstanding anything to the contrary contained herein or in the Rules, no Loans may be made available to the Chief Executive Officer or any other Senior Executive (each such Senior Executive, a “Covered Person”) on or after July 30, 2002, and no Loans made available to any Covered Person prior to such date shall be modified in any material respect or renewed after such date.

8. RIGHTS TO SUBSCRIBE FOR SHARES OR OTHER SECURITIES

In the event that any rights to subscribe for shares (including Shares) or other securities of the Corporation or of others are issued from time to time by the Corporation to the holders of its Shares and received by the Trustee in respect of Shares held by the Trustee from time to time as security for the Loans of Loan Participants, the Trustee shall, upon the direction of the Committee, or failing any such direction, may, in its entire discretion, either deliver such rights to the respective Loan Participants who own, subject to the pledge herein described, such Shares, in proportion to the respective numbers of the Shares so owned by such Loan Participants on the record date for such issue of rights, or may sell any such rights for cash, in which event the Trustee shall apply the proceeds of such sale to the Loans of such Loan Participants.

9. OFFER FOR SHARES OF THE CORPORATION

In the event that, at any time when Shares are held by the Trustee as security pursuant to Section 7.1 hereof, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Trustee to each of the Loan Participants and if a Loan Participant authorizes the Trustee to accept the said offer in respect of all or any Shares then held by the Trustee in pledge, the Trustee may, but need not if the Trustee considers that acceptance would prejudice its security, accept the said offer in respect of the said Shares. In such event, the proceeds of the sale of said Shares, if and to the extent that any such proceeds consist of other than cash, shall be substituted in pledge for such Shares, and shall be deemed to have been pledged with and in favour of the Trustee by the Loan Participant, and all of the provisions of the Plan shall apply in respect of such proceeds in the same manner, to the same extent, and with the same rights and obligations of the Trustee and such Loan Participant and subject to the same limitations as existed with respect to said Shares and, if and to the extent that any such proceeds consist of cash, shall be applied by the Trustee to the repayment and prepayment of the Loans of such Loan Participant.

10. PARTICIPANT NOT A SHAREHOLDER

A Participant shall have no rights as a shareholder of the Corporation with respect to any Shares covered by any Option, S.A.R. or Right outstanding in his favour, until such time as and to the extent only that such Option, S.A.R., Right has been exercised, and in the case of a Right granted to a Senior Executive, until the Shares underlying such Right have been purchased and the Subscription Price therefor paid either directly through the exercise of such Right or under the terms of the Purchase Contract between the Senior Executive and the Corporation.

11. EFFECTS OF ALTERATION OF CAPITAL STOCK

11.1	In the event of the declaration of a stock dividend, a subdivision, consolidation or reclassification or other changes with respect to the Shares, then the number of and price payable for Shares subject to any unexercised Options, S.A.R.s or Rights (or subject to Purchase Contracts entered into with Senior Executives), and the formula for determining the cash payable upon the exercise of S.A.R.s, shall be adjusted in such manner as the Board shall deem proper.

11.2	If the Corporation shall issue rights to its shareholders to subscribe for additional Shares, then the Board, in its discretion, may increase or adjust the number of Shares subject to any unexercised Options, S.A.R.s, Rights (or Purchase Contracts entered into with Senior Executives), or take such other action as it deems appropriate, in order to give the Participants the opportunity to participate rateably.

12. AMENDMENT AND TERMINATION

The Board may at any time and from time to time by resolution amend or terminate the Plan, but (a) no such amendment or termination shall, except with the written consent of the Participants concerned, respectively, affect the terms and conditions of Options, S.A.R.s and Rights previously granted under the Plan to the extent that they have not then been exercised (or, in the case of Rights exercised by Senior Executives under Purchase Contracts, to the extent the obligations under such contracts have not been fulfilled), unless the rights of such Participants shall then have terminated or been wholly exercised, and (b) without the approval of the shareholders the total number of Shares that may be issued pursuant to the exercise of Options, S.A.R.s and Rights, or that may be purchased under outstanding Purchase Contracts entered into with Senior Executives, may not be increased (except by adjustment pursuant to Section 11) and the provisions of Section 2, regarding eligibility, may not be modified.

13. LEGAL REQUIREMENTS

No Right to purchase, Option or S.A.R. may be exercised nor will the Corporation have any obligation to issue Shares pursuant thereto or under Purchase Contracts entered into with Senior Executives if such exercise or issue would be contrary to or violate any applicable law or any applicable regulation of a duly constituted authority.

14. GOVERNING LAW

The provisions of the Plan will be interpreted in accordance with the laws of the Province of Quebec.

15. PARTICIPATION VOLUNTARY

15.1	The participation of an Eligible Executive in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon any such Eligible Executive any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Eligible Executives.

15.2	The Plan does not provide any guaranty against any loss or profit which may result from fluctuations in the market value of the Shares.

15.3	The Corporation does not assume responsibility for the income or other tax consequences for the Eligible Executives participating in the Plan or obtaining financial assistance in respect thereof and Eligible Executives are advised to consult with their own tax advisors.

16. COMING INTO EFFECT

The Plan shall come into effect upon its approval by the shareholders of the Corporation.

May 2003